UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No. )
Check the appropriate box:
☑	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement
ION MEDIA NETWORKS, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ION MEDIA NETWORKS, INC.
601 Clearwater Park Road
West Palm Beach, Florida 33401
January      , 2008
NOTICE OF ACTION BY A MAJORITY OF THE STOCKHOLDERS
Dear Stockholder:
     As previously announced, in connection with the recapitalization of our company pursuant to the Master Transaction Agreement that we entered into on May 3, 2007 with CIG Media LLC, NBC Universal, Inc., NBC Palm Beach Investment I, Inc. and NBC Palm Beach Investment II, Inc., our board of directors approved a reverse stock split of our Class A Common Stock and Class B Common Stock, pursuant to which each share of our Class A Common Stock would be converted into a fractional share and all holders of our Class A Common Stock other than CIG Media LLC would receive cash in lieu of fractional shares equal to $1.46 for each share of Class A Common Stock held on the effective date of the reverse stock split. We are sending you this Notice and the accompanying Information Statement to inform you that CIG Media LLC, which holds a majority of the total voting power of our outstanding Class A Common Stock and Class B Common Stock, voting together as one class, has executed a written consent in lieu of a special meeting of our stockholders authorizing and approving an amendment to our certificate of incorporation effecting the reverse stock split of our Class A Common Stock and Class B Common Stock in an exchange ratio of 1:10,036,763 (that is, one share for each 10,036,763 shares held). Stockholders who hold less than 10,036,763 shares of our Class A Common Stock on the effective date of the reverse stock split will receive cash in the amount of $1.46 for each share of Class A Common Stock they hold.
     Following the reverse stock split, all of our outstanding shares of Class A Common Stock and Class B Common Stock will be held by CIG Media LLC, and we intend to delist our Class A Common Stock from the American Stock Exchange and to deregister our Class A Common Stock with the Securities and Exchange Commission. The reverse stock split and these related actions will complete the acquisition of our company by CIG Media LLC and the going private process contemplated by the Master Transaction Agreement referred to above. As previously announced, CIG Media LLC acquired 42,041,309 shares, or approximately 63.0%, of our outstanding Class A Common Stock at a price of $1.46 per share through a tender offer that it commenced on May 4, 2007, and which expired on June 15, 2007. In addition, on May 4, 2007, CIG Media LLC exercised its right to acquire 15,455,062 outstanding shares of Class A Common Stock and 8,311,639 shares of Class B Common Stock held by Lowell W. Paxson and his affiliates. This acquisition was subject to certain conditions, including the receipt of regulatory approvals, which have been satisfied, and was closed on January 8, 2008.
     As a result of these transactions, as of the close of business on January      , 2008, the record date for determining stockholders entitled to vote or consent with respect to the reverse stock split amendment, CIG Media LLC owned 60,220,578 shares of our Class A Common Stock and 8,311,639 shares of our Class B Common Stock, representing approximately 95.65% of the total voting power of our outstanding voting stock.
     The accompanying Information Statement, which describes the reverse stock split in more detail, is being furnished to our stockholders for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and the rules and regulations prescribed thereunder. The consent that we have received from CIG Media LLC constitutes the only stockholder approval required for the reverse stock split under the General Corporation Law of the State of Delaware and our certificate of incorporation and bylaws. Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the reverse stock split will not be implemented until at least 20 calendar days after the mailing of the accompanying Information Statement to our stockholders.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY.
     We are mailing this Notice and the accompanying Information Statement on or about January      , 2008 to holders of record as of January      , 2008 of our Class A Common Stock and Class B Common Stock.
Very truly yours,

R. Brandon Burgess
Chief Executive Officer and President

ii

FORWARD-LOOKING STATEMENTS
     This Information Statement contains “forward-looking statements” that reflect our current views with respect to future events. All statements in this Information Statement, other than those that are simply statements of historical facts, are generally forward-looking statements. These statements are based on our current assumptions and analysis, which we believe to be reasonable, but are subject to numerous risks and uncertainties that could cause actual results to differ materially from our expectations. All forward-looking statements in this Information Statement are made only as of the date of this Information Statement, and we do not undertake to update these forward-looking statements, even though circumstances may change in the future.
     Among the significant risks and uncertainties which could cause actual results to differ from those anticipated in our forward-looking statements or could otherwise adversely affect our business or financial condition are those included in our annual report on Form 10-K for the fiscal year ended December 31, 2006 and the following:
•	Our high level of debt and the restrictions imposed on us by the terms of our debt;

•	Our history of significant losses and negative cash flow;

•	The risks associated with our new sales strategy, which includes a return to the general network spot advertising market, or a decline in the rates at which we sell long form paid programming;

•	The risk of loss of a portion of our distribution platform; and

•	Changes in the legal and regulatory environment affecting broadcasters.
     All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. We do not intend to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events, except as required by law. See “Where You Can Find More Information.”

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
ION MEDIA NETWORKS, INC.
601 Clearwater Park Road
West Palm Beach, Florida 33401
INFORMATION STATEMENT
General
     All references to “ION,” “we,” “our,” “ours” and “us” and similar terms are to ION Media Networks, Inc. and its subsidiaries, unless the context otherwise requires.
     We are sending this Information Statement to advise holders of our Class A Common Stock, par value $0.001 per share, and Class B Common Stock, par value $0.001 per share (collectively, the “Voting Stock”), that CIG Media LLC (“CIG Media”), which holds a majority of the total voting power of our Voting Stock, has executed a written consent authorizing and approving an amendment to our certificate of incorporation effecting a reverse stock split of our Voting Stock in a ratio of 1:10,036,763. To implement the reverse stock split, we will file an amendment to our certificate of incorporation (the “Certificate Amendment”), substantially in the form attached as Annex A, with the Delaware Secretary of State.
     We have mailed the enclosed Notice and this Information Statement to all holders of record of our Voting Stock on the record date, which is the close of business on January      , 2008. In accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the actions approved by stockholder written consent will not become effective until at least 20 calendar days following the mailing of the enclosed Notice and this Information Statement. We anticipate that the actions contemplated herein will be effected on or about February      , 2008, at which time we will file the Certificate Amendment with the Delaware Secretary of State.
     The General Corporation Law of the State of Delaware (the “DGCL”) does not provide for appraisal or similar statutory rights as a result of the actions being taken.
     The date of this Information Statement is January      , 2008.
     We will pay the costs of preparing and sending out the enclosed Notice and this Information Statement. This Information Statement is being sent to holders of our Voting Stock on or about January      , 2008.

THE REVERSE STOCK SPLIT
     On or about the 20th day following the mailing of this Information Statement, we will file the Certificate Amendment with the Delaware Secretary of State to effect a 1-for-10,036,763 reverse stock split of our Class A Common Stock and Class B Common Stock. Each holder of record at the close of business on the date of effectiveness of the filing of the Certificate Amendment with the Delaware Secretary of State will be entitled to receive one new share of Class A Common Stock or Class B Common Stock, as applicable, for every 10,036,763 shares of existing Class A Common Stock or Class B Common Stock held by that person.
•	No fractional shares of Class A Common Stock will be issued in connection with the reverse stock split. Stockholders who hold less than 10,036,763 shares of existing Class A Common Stock on the effective date of the reverse stock split (which we expect will be all holders other than CIG Media) will receive cash in the amount of $1.46 for each share of Class A Common Stock held on the effective date of the reverse stock split and will cease to be stockholders of ION.

•	Fractional shares of Class B Common Stock will be issued and any fractional shares resulting from the reverse stock split will remain outstanding. Certificates will be issued for such fractional shares of Class B Common Stock.

•	CIG Media, which we expect will be the sole holder of more than 10,036,763 shares of existing Class A Common Stock on the effective date of the reverse stock split, will receive one share of new Class A Common Stock for each 10,036,763 shares of existing Class A Common Stock held on the effective date of the reverse stock split. As CIG Media presently holds 60,220,578 shares of Class A Common Stock, we expect that CIG Media will receive exactly six shares of new Class A Common Stock in the reverse stock split and will not be entitled to any fractional share of Class A Common Stock or cash in lieu thereof.
Effect of the Reverse Stock Split on our Existing Common Stockholders
     We currently have outstanding 66,746,520 shares of Class A Common Stock, held by 355 stockholders of record, and 8,311,639 shares of Class B Common Stock, all of which are held of record by CIG Media. Of the outstanding shares of Class A Common Stock, only one stockholder, CIG Media, holds more than 10,036,763 shares. As a result, upon effectiveness of the reverse stock split, CIG Media will be our sole remaining common stockholder.
Termination of ION’s SEC Reporting Obligations After the Reverse Stock Split
     Following the completion of the reverse stock split and the filing of a Form 15 and Form 25 with the Securities and Exchange Commission (the “SEC”), the registration of our Class A Common Stock, as well as our duty to file reports with the SEC under Sections 13(a) and 15(d) of the Exchange Act, will terminate and our Class A Common Stock will no longer be publicly traded on the American Stock Exchange (the “AMEX”). We will continue operations as a non-reporting private corporation. For information concerning the purpose, reasons for and effect of the reverse stock split, see “Information About the Reverse Stock Split.”
Interests of Certain Persons in the Reverse Stock Split
     In November 2005, R. Brandon Burgess, our Chairman and Chief Executive Officer, received awards of restricted stock units and stock options for an aggregate of 24,000,000 shares of our Class A Common Stock. These awards are 50% vested as of the date of this Information Statement and will be subject to continued vesting in accordance with their terms. The number of shares subject to these stock awards will be adjusted in the reverse stock split in accordance with the reverse stock split ratio, but the awards will remain in place following the effective date of the reverse stock split. Since these awards will provide Mr. Burgess with the opportunity to participate in any potential increase in the value of our common stock, Mr. Burgess has an interest in the reverse stock split that is different from those of our stockholders other than CIG Media.
     One of our directors, Todd E. Gjervold, is an employee of Citadel Investment Group, L.L.C., an affiliate of CIG Media, which will be our sole remaining common stockholder after completion of the reverse stock split. Mr. Gjervold was designated for appointment to our board of directors by CIG Media. Since CIG Media will be our sole common stockholder after completion of the reverse stock split and will have the opportunity to participate in any potential increase in the value of our common stock, Mr. Gjervold may be deemed to have an interest in the reverse stock split that is different from those of our other directors (other than Mr. Burgess, as described above) and our stockholders.
Source of Funds for the Reverse Stock Split
     Immediately prior to the reverse stock split, CIG Media will make a capital contribution to us in the amount of the payments we will be required to make to our stockholders in connection with the reverse stock split.
Stockholder Approval Requirements
     Under Delaware law, an amendment of our certificate of incorporation, including an amendment to effectuate a reverse stock split, requires the approval of holders of a majority of the total voting power of our outstanding Voting Stock. On January      , 2008, CIG Media, which, as of the record date, owned 60,220,578 shares of our Class A Common Stock and 8,311,639 shares of our Class B Common Stock, representing approximately 95.65% of the total voting power of our outstanding Voting Stock, delivered its written consent to the actions described above. As a result, the requirement to obtain approval of the amendment to our certificate of incorporation effecting the reverse stock split by the holders of a majority of the total voting power of our Voting Stock has been satisfied, subject to the requirement under the rules of the SEC that the actions approved by stockholder written consent will not become effective until at least 20 calendar days following the mailing of the enclosed Notice and this Information Statement.
Dissenters’ Rights Of Appraisal
     Under Delaware law and our certificate of incorporation and bylaws, no stockholder has any right to dissent to the proposed reverse stock split and no stockholder is entitled to appraisal of their shares of stock.
     Reasons for the Reverse Stock Split
     The reverse stock split is being effected in order to satisfy our contractual obligation under the terms of the Master Transaction Agreement entered into by us on May 3, 2007, as more fully described below. The summary below does not purport to be complete. A copy of the Master Transaction Agreement was filed as an exhibit to our Current Report on Form 8-K filed with the SEC on May 8, 2007. The Master Transaction Agreement has been amended three times. The first amendment was filed as an exhibit to our Schedule TO-I filed with the SEC on June 8, 2007, and the second and third amendments were filed as exhibits to our Current Reports on Form 8-K filed with the SEC on August 21, 2007 and January 17, 2008, respectively. The Schedule TO-I includes a discussion under the heading “The Exchange Offer and Consent Solicitation” of the reasons for and purpose of entering into the Master Transaction Agreement. Each of the foregoing Current Reports on Form 8-K and the Schedule TO-I may be obtained in the manner set forth under the heading “Where You Can Find More Information.” We encourage you to read the full text of the Master Transaction Agreement, as amended, and the discussion of the reasons for and purpose of entering into the Master Transaction Agreement set forth in the Schedule TO-I, for a complete understanding of the matters summarized below.
     Master Transaction Agreement
     As we previously announced, on May 3, 2007 we entered into a Master Transaction Agreement, which was subsequently amended on June 8, 2007, August 21, 2007 and January 11, 2008 (the “Master Transaction Agreement”), with NBC Universal, Inc. (“NBCU”), NBC Palm Beach Investment I, Inc. (“NBC Palm Beach I”), NBC Palm Beach Investment II, Inc. (“NBC Palm Beach II,” together with NBCU and NBC Palm Beach I, the “NBCU Entities”) and CIG Media, providing for a recapitalization of our company. The overall effect of the Master Transaction Agreement was to recapitalize our company and effect a change of control.

     Class A Common Stock Tender Offer
     As required by the Master Transaction Agreement, on May 4, 2007 (the “Commencement Date”), CIG Media commenced a cash tender offer to purchase any and all outstanding shares of our Class A Common Stock at a price of $1.46 net per share (the “Class A Common Stock Tender Offer”). The Class A Common Stock Tender Offer expired at 5:00 p.m., New York City time, on June 15, 2007, at which time approximately 42,041,309 shares representing approximately 63.0% of the outstanding shares of our Class A Common Stock had been validly tendered and accepted. These shares represented approximately 86.6% of the shares of our Class A Common Stock held by stockholders other than Lowell W. Paxson, Second Crystal Diamond Limited Partnership and Paxson Enterprises, Inc. (collectively, the “Paxson Stockholders”) and CIG Media, and, taken together with the 2,724,207 shares held by CIG Media prior to the Class A Common Stock Tender Offer and the 15,455,062 shares previously held by the Paxson Stockholders that CIG Media purchased pursuant to a Call Agreement, as defined below, represent approximately 90.2% of the outstanding shares of our Class A Common Stock.
     The Call Right
     As required by the Master Transaction Agreement, on the Commencement Date, NBC Palm Beach II assigned to CIG Media all of NBC Palm Beach II’s rights and obligations under a Call Agreement, dated November 7, 2005 (the “Call Agreement”), among NBC Palm Beach II and the Paxson Stockholders, including its right (the “Call Right”) to acquire 15,455,062 outstanding shares of Class A Common Stock and 8,311,639 shares of Class B Common Stock (the “Call Shares”) held by the Paxson Stockholders. Immediately following such assignment, CIG Media exercised the Call Right. Pursuant to the Call Agreement, the obligation of the Paxson Stockholders to deliver the Call Shares (the “Call Closing”) to CIG Media was conditioned on the completion of the Class A Common Stock Tender Offer, the payment of the exercise price of $0.25 per share of Class A Common Stock and $0.29 per share of Class B Common Stock, and the receipt of required regulatory approvals, including approval by the Federal Communications Commission (the “FCC”). All of the conditions to the Call Closing have been satisfied and the Call Closing occurred on January 8, 2008.
     Delisting and Deregistration
     The Master Transaction Agreement provides that, following the completion of the Class A Common Stock Tender Offer, we would, to the extent permitted by law, delist the shares of Class A Common Stock from the AMEX and deregister the Class A Common Stock under the Exchange Act. As of the closing of the Class A Common Stock Tender Offer, we did not meet the eligibility requirements to deregister the Class A Common Stock under the Exchange Act. Upon completion of the reverse stock split, we will meet the eligibility requirements to deregister the Class A Common Stock under the Exchange Act and will delist the shares from the AMEX.
     The Reverse Stock Split
     The Master Transaction Agreement requires us to combine our outstanding shares of common stock into a lesser number of shares promptly following the Call Closing. The consummation of the reverse stock split is conditioned, among other things, upon the following, all of which have occurred:
•	the Class A Common Stock Tender Offer being completed;

•	the approval of the Certificate Amendment effectuating the reverse stock split by the requisite vote of the holders of Voting Stock outstanding and entitled to vote on the matter;

•	receipt of FCC approval for CIG Media’s acquisition of the Call Shares;

•	no law, regulation or other requirement of any governmental authority making the reverse stock split illegal being in effect; and

•	the Call Closing having occurred.

Procedure for Effecting Reverse Stock Split; Effective Date
     The authority to implement the reverse stock split will become effective 20 calendar days after the mailing of this Information Statement to our stockholders. We will first mail this Information Statement to stockholders on or about January      , 2008. Following such 20-day period, we will be authorized and directed to implement the reverse stock split by filing the Certificate Amendment with the Delaware Secretary of State. The reverse stock split will become effective on the date of filing of the Certificate Amendment.
Stock Certificates
     Our transfer agent, American Stock Transfer & Trust Company, has been appointed as our paying agent to carry out the exchange of existing stock certificates for new common stock certificates and to send cash payments to the stockholders who would otherwise be entitled to receive fractional shares of new Class A Common Stock as a result of the reverse stock split. Promptly following the effective date of the reverse stock split, American Stock Transfer & Trust Company will send a letter of transmittal to each affected stockholder, which will describe the procedures for surrendering stock certificates in exchange for cash consideration to be received in lieu of fractional shares of new common stock and, in the case of CIG Media, the procedures for surrendering stock certificates in exchange for new common stock certificates. Upon receipt of the stock certificates and properly completed letters of transmittal, the transfer agent will make the appropriate cash payment or, in the case of CIG Media, issue the appropriate new stock certificates within approximately 10 business days.
     No service charges will be payable by our stockholders to our transfer agent in connection with the payment of cash in lieu of issuing fractional shares or the issuance of new stock certificates. We will bear all such expenses. We will not pay interest on cash sums due to any such stockholder in connection with the reverse stock split.
     Upon the effectiveness of the reverse stock split, all stock certificates evidencing ownership of our common stock outstanding immediately prior to the reverse stock split will be deemed for all purposes to represent (a) a claim for cash payment in lieu of a fractional share of new ION common stock and/or (b) in the case of CIG Media, new certificates representing the number of shares of new ION common stock that will result from the reverse stock split, whether or not the certificates representing existing ION common stock are surrendered for exchange. Do not send your stock certificates to us or our transfer agent until you have received a transmittal letter and followed the instructions therein.
Effect on Authorized and Outstanding Shares of Common Stock
     In the reverse stock split, each issued and outstanding share of our Class A Common Stock will be converted into and become 1/10,036,763rd (0.00000009963371) of a fully paid and nonassessable share of Class A Common Stock. As a result of the reverse stock split, each holder of shares of Class A Common Stock, other than CIG Media, will be eligible to receive, in respect of all of its shares of Class A Common Stock, less than a whole share of Class A Common Stock upon completion of the reverse stock split. No fractional shares of our Class A Common Stock shall be issued in connection with the reverse stock split, and all holders who would otherwise be entitled to receive less than a whole share of Class A Common Stock will receive an amount in cash equal to the number of shares of Class A Common Stock held immediately prior to the reverse stock split multiplied by $1.46 (the per-share price paid in the Class A Common Stock Tender Offer). Immediately prior to the reverse stock split, CIG Media will make a capital contribution to us in the amount of the payments we will be required to make to our stockholders in connection with the reverse stock split.
     Each share of Class B Common Stock issued and outstanding at the time of the reverse stock split will be converted into and become a fractional number of fully paid and nonassessable shares of Class B Common Stock pursuant to the same ratio that is applied to the shares of Class A Common Stock. Fractional shares of Class B Common Stock will remain outstanding after the reverse stock split and we will issue new stock certificates for such fractional shares.

     With the exception of the number of shares of common stock outstanding, the rights and preferences of shares of our common stock before and after the reverse stock split will remain the same. The reverse stock split will not change the total authorized number of shares of our capital stock or the par value thereof.
Accounting Matters
     The reverse stock split will not affect the par value of our common stock. As a result of the reverse stock split, our balance sheet will be adjusted retroactively to reduce the stated par value capital attributable to our common stock and to increase the additional paid-in capital account by the amount by which the stated capital is reduced. Our net income or loss per common share would be increased because there would be fewer shares of our common stock outstanding.
     We present earnings per share in accordance with Statement of Financial Accounting Standards, or SFAS No. 128, “Earnings per Share,” and we will comply with the requirements of SFAS No. 128 with respect to the reverse stock split. In pertinent part, SFAS No. 128 provides: “If the number of common shares outstanding decreases as a result of a reverse stock split, the computations of basic and diluted earnings per share shall be adjusted retroactively for all periods presented to reflect that change in capital structure. If changes in common stock resulting from reverse stock splits occur after the close of the period but before issuance of the financial statements, the per-share computations for those and any prior-period financial statements presented shall be based on the new number of shares. If any per-share computations reflect such changes in the number of shares, that fact shall be disclosed.”
Effect on Options and Restricted Stock Units
     Effective as of immediately following the filing of the Certificate Amendment with the Delaware Secretary of State, we will take all necessary actions to adjust all outstanding stock options and restricted stock units so as to proportionately reduce, based on the reverse split ratio, the number of shares issuable in connection with outstanding stock options and restricted stock units.
     Stock Options
     In the event that, following adjustment to our outstanding stock options to give effect to the reverse stock split (each such stock option, as so adjusted, an “Adjusted Company Stock Option”), the number of shares subject to any Adjusted Company Stock Option is less than one, then, except as otherwise agreed by us and any holder of any Adjusted Company Stock Option, we will cause such Adjusted Company Stock Option to be cancelled immediately following the reverse stock split, and, in consideration of such cancellation, the holder of such Adjusted Company Stock Option shall be entitled to receive a cash payment (less applicable tax withholdings) equal to, for each share of Class A Common Stock subject to such stock option immediately prior to the reverse stock split, the price per share paid in the Class A Common Stock Tender Offer minus the per share exercise price of such stock option immediately prior to the reverse stock split. However, in the case of any stock options issued on or following November 7, 2005 to any person who was our full time employee as of the date of the Master Transaction Agreement, any Adjusted Company Stock Options with respect to such stock options shall remain outstanding and holders of such Adjusted Company Stock Options shall not be entitled to receive any cash payments. R. Brandon Burgess, our Chairman and Chief Executive Officer, is the only person to whom any such stock options have been granted who was also our full time employee as of the date of the Master Transaction Agreement. As previously disclosed, Mr. Burgess holds options to purchase an aggregate of 16,000,000 shares of our Class A Common Stock, on a pre-reverse stock split basis, that are 50% vested and that will continue to be outstanding and subject to further vesting following the effective date of the reverse stock split.
     Restricted Stock Units
     As previously disclosed, Mr. Burgess holds restricted stock units with respect to 8,000,000 shares of our Class A Common Stock, on a pre-reverse stock split basis, that are 50% vested. These are our only outstanding restricted stock units. Pursuant to the Master Transaction Agreement, because these units were issued on November 7, 2005 and Mr. Burgess was our full time employee as of the date of the Master Transaction Agreement, these units, as adjusted pursuant to the reverse stock split, will continue to be outstanding and subject to further vesting following the effective date of the reverse stock split, and Mr. Burgess will not be entitled to receive any cash payments with respect to these units in connection with the reverse stock split.

Certain Material Federal Income Tax Consequences
     We summarize below the material U.S. federal income tax consequences to us and the beneficial owners of shares of our Voting Stock resulting from the reverse stock split. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary also assumes that you have held and will continue to hold your shares as capital assets under the Internal Revenue Code of 1986, as amended (the “Code”). Many stockholders, such as banks, financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and securities traders that elect market-to-market tax accounting treatment, may be subject to special tax rules. Other stockholders may also be subject to special tax rules, including but not limited to: stockholders who received our Voting Stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, Voting Stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations.
     For purposes of this discussion, a “U.S. person” means any of the following: (1) a citizen or resident of the United States; (2) a corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state); (3) an estate the income of which is subject to U.S. federal income taxation regardless of its sources; and/or (4) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, the term “U.S. holder” means a beneficial owner of our Voting Stock that is a U.S. person, and the term “non-U.S. holder” means a beneficial owner of our Voting Stock that is not a U.S. person or a partnership (including another entity or an arrangement classified as a partnership for U.S. federal income tax purposes).
     We urge you to consult your own tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances. If a partnership holds our Voting Stock, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding our Voting Stock, we suggest that you consult your tax advisor.
     Federal Income Tax Consequences to ION
     We believe that the reverse stock split should be treated as a tax-free “recapitalization” for federal income tax purposes. This should result in no material federal income tax consequences to ION.
     Federal Income Tax Consequences to Stockholders Receiving Cash
     If you receive cash as a result of the reverse stock split, your tax consequences will depend on whether you actually or constructively continue to own our stock (common or preferred) immediately after the reverse stock split, as explained below. Under Section 318 of the Code, you may constructively own stock that is actually owned, and in some cases constructively owned, by certain related individuals and certain related entities in which you, a related individual or a related entity owns an interest. Moreover, you may constructively own stock that you or a related individual or entity has the right to acquire by the exercise of an option, warrant or convertible debt. You should consult your own tax advisor to determine whether you constructively own any ION stock.
     Stockholders Who Exchange All of Their Voting Stock for Cash as a Result of the Reverse Stock Split. If you (1) receive cash in exchange for a fractional share as a result of the reverse stock split and (2) do not actually or constructively continue to own any of our stock (common or preferred) immediately after the reverse stock split, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out Voting Stock and your aggregate adjusted tax basis in such stock. If you acquired shares of our Voting Stock at different prices, you generally must determine your adjusted tax basis separately with respect to each block of our Voting Stock.
     If you actually or constructively continue to own any of our stock (common or preferred) immediately after the reverse stock split, you will recognize gain or loss in the same manner as set forth in the previous paragraph, provided that your receipt of cash either (1) is “not essentially equivalent to a dividend” or (2) is a “substantially disproportionate redemption of stock,” as described below.
     “Not Essentially Equivalent to a Dividend.” You will satisfy the “not essentially equivalent to a dividend” test if the reduction in your proportionate interest in ION resulting from the reverse stock split is considered a “meaningful reduction” given your particular facts and circumstances. The Internal Revenue Service (“IRS”) has ruled that even a small reduction in the amount of stock held by a minority stockholder in a publicly traded company whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will meet this test.

     “Substantially Disproportionate Redemption of Stock.” The receipt of cash in the reverse stock split will be a “substantially disproportionate redemption of stock” for you if (i) you own less than 50% of the total combined voting power attributable to all of our stock (including both common and preferred stock) after the reverse stock split, (ii) the percentage of the total combined voting power attributable to all of our stock (including both common and preferred stock) held by you immediately after the reverse stock split is less than 80% of the percentage of the total combined voting power attributable to all of our stock (including both common and preferred shares) held by you immediately before the reverse stock split and (iii) the percentage of our total Voting Stock held by you immediately after the reverse stock split is less than 80% of the percentage of our total Voting Stock held by you immediately before the reverse stock split.
     In applying these tests, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. If your receipt of cash in exchange for our Voting Stock does not give rise to capital gain or loss under any of the tests, it will be treated first as ordinary dividend income to the extent of your ratable share of our current or accumulated earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares of our stock (common and preferred) owned immediately prior to the reverse stock split, and any remaining amount will be treated as capital gain.
     Dividend Income, Capital Gain and Capital Loss
     Legislation enacted in 2003 reduced the maximum U.S. federal income tax rate applicable to dividends received from domestic corporations by certain non-corporate taxpayers to a maximum of 15%, subject to the requirements that the taxpayer must have held the stock with respect to which a dividend is distributed for a minimum of 61 days during the 120-day period beginning 60 days before the stock becomes ex-dividend. A taxpayer’s holding period for these purposes is reduced by periods during which the taxpayer’s risk of loss with respect to the stock is considered diminished by reason of the existence of options, contracts to sell and similar transactions. The reduced rate of tax applies to the taxable years between 2003 and 2011. Stockholders should consult their own advisors as to their eligibility for the reduced rate of tax in relation to deemed dividends on our Voting Stock.
     The same legislation also reduced the maximum U.S. federal income tax rate applicable to net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months to 15%. The reduced rate of tax applies to the taxable years between 2003 and 2011. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. If you acquired shares of our Voting Stock at different prices, you generally must determine your adjusted tax basis separately with respect to each block of our Voting Stock. Capital gain recognized by a corporate taxpayer will also continue to be subject to tax at the ordinary income tax rates applicable to corporations. For both individual and corporate taxpayers, there are significant limitations on the deductibility of capital losses.
     Information Reporting and Backup Withholding
     A U.S. holder of our Voting Stock may be subject to information reporting and possible backup withholding at a rate of 28% as a result of the reverse stock split. If applicable, backup withholding would apply with respect to deemed dividends on and/or the proceeds from the sale of our Voting Stock unless (i) such U.S. holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) otherwise complies with applicable backup withholding rules. The backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle such U.S. holder to a refund of such withheld amounts, provided the required information is timely furnished to the IRS.
     Special Rules for Non-U.S. Holders
     If you are a non-U.S. holder, your tax consequences will depend on whether your income or gain from the reverse stock split is effectively connected with the conduct of a U.S. trade or business, as determined after taking into account any applicable tax treaty.

     Income or Gain Not Effectively Connected with the Conduct of a U.S. Trade or Business. Except as described below under the heading “Income or Gain Effectively Connected with the Conduct of a U.S. Trade or Business,” deemed dividends received by a non-U.S. holder as a result of the reverse stock split will be subject to U.S. federal withholding tax at a rate of 30%, unless a reduced rate applies under an applicable tax treaty. In order to claim a reduction of withholding under a tax treaty, a non-U.S. holder generally will be required to file IRS Form W-8BEN upon which the non-U.S. holder certifies, under penalty of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate with respect to such payments. A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax with respect to any capital gain realized on the taxable disposition of our Voting Stock.
     Income or Gain Effectively Connected with the Conduct of a U.S. Trade or Business. If deemed dividends received by a non-U.S. holder as a result of the reverse stock split are effectively connected with the conduct of a U.S. trade or business, taking into account any applicable tax treaty, we and other payors generally are not required to withhold tax from the dividends, provided that the non-U.S. holder furnishes a valid IRS Form W-8ECI certifying, under penalty of perjury, that the holder is a non-U.S. person, and that the deemed dividend is effectively connected with the holder’s conduct of a U.S. trade or business and is includible in the holder’s gross income.
     A non-U.S. holder generally will be subject to tax on its net income, including dividends, capital gains and non-capital gains, that is effectively connected with the holders’ conduct of a U.S. trade or business at the rates applicable to U.S. persons generally, and, if the non-U.S. holder is a foreign corporation, the branch profits tax may also apply.
     Backup Withholding and Information Reporting
     We must report annually to the IRS and to each non-U.S. holder the amount of deemed dividends paid to that holder and the tax withheld from such deemed dividend payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable tax treaty. Copies of the information returns reporting dividend payments and any withholding thereof may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.
     A non-U.S. holder generally will not be subject to additional information reporting or to backup withholding with respect to dividend payments on our Voting Stock, or to information reporting or backup withholding with respect to payments of proceeds from the disposition of our Voting Stock to or through a U.S. office of any broker, as long as the holder has furnished to the payor or broker: (i) a valid IRS Form W-8BEN certifying, under penalties of perjury, its status as a non-U.S. person; (ii) other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with Treasury regulations; or (iii) otherwise establishes an exemption.
     Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Non-U.S. holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.
     As explained above, the amounts paid to you as a result of the reverse stock split may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. We urge you to consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of your specific circumstances.
     Regulatory Approvals
     We are not aware of any material governmental or regulatory approval required for completion of the reverse stock split, other than compliance with the applicable federal and state securities laws and the corporate laws of the State of Delaware.

DESCRIPTION OF CAPITAL STOCK
     Currently, our authorized capital stock consists of 3,035,000,000 authorized shares of common stock, of which 66,746,520 shares of Class A Common Stock, 8,311,639 shares of Class B Common Stock, no shares of Class C Non-Voting Common Stock and no shares of Class D Non-Voting Common Stock were outstanding as of January      , 2008; and 1,000,000 authorized shares of preferred stock, 72,000 of which have been designated as 13 1/4% Cumulative Junior Exchangeable Preferred Stock (of which 785.5941 shares were outstanding as of January      , 2008), 17,500 of which have been designated as 9 3/4% Series A Convertible Preferred Stock (of which 67.32 shares were outstanding as of January      , 2008), 60,607 of which have been designated as 11% Series B Preferred Stock (of which 25,000 shares were outstanding as of January      , 2008), 22,000 of which have been designated as 8% Series F Non-Convertible Preferred Stock (none of which were outstanding as of January      , 2008), 8,500 of which have been designated as 12% Series A-1 Mandatorily Convertible Preferred Stock (none of which were outstanding as of January      , 2008), 11,000 of which have been designated as 8% Series A-2 Non-Convertible Preferred Stock (of which 8,752.46 shares were outstanding as of January      , 2008), 11,000 of which have been designated as 12% Series A-3 Mandatorily Convertible Preferred Stock (none of which were outstanding as of January      , 2008), 3,700 of which have been designated as 12% Series B Mandatorily Convertible Preferred Stock (3,411.63 of which were outstanding as of January      , 2008), 6,000 of which have been designated as 8% Series C Non-Convertible Preferred Stock (none of which were outstanding as of January      , 2008), 39,000 of which have been designated as 8% Series D Mandatorily Convertible Preferred Stock (of which 9,337.86 shares were outstanding as of January      , 2008), 4,500 of which have been designated as Series E-1 Mandatorily Convertible Preferred Stock (of which 3,107 shares were outstanding as of January      , 2008), and 21,000 of which have been designated as Series E-2 Mandatorily Convertible Preferred Stock (of which 20,000 shares were outstanding as of January      , 2008).
     Holders of shares of Class A Common Stock and Class B Common Stock vote as a single class on all matters submitted to a vote of our stockholders. Except as otherwise provided by law, each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes. Holders of Class C Non-Voting Common Stock and Class D Non-Voting Common Stock have no voting rights except (i) as required under the DGCL, and (ii) as expressly provided in the certificate of incorporation, including for certain rights in connection with a merger, asset sale or recapitalization.
     With certain exceptions not applicable to the approval of the reverse stock split, holders of shares of our preferred stock do not have any voting rights.

PRINCIPAL STOCKHOLDERS
     The following table sets forth information as to our common stock beneficially owned on January      , 2008 by (i) each director, (ii) each of our “Named Executive Officers,” (iii) all of our directors and executive officers as a group, and (iv) any person we know to be the beneficial owner of more than five percent of any class of our voting securities. Beneficial ownership means sole or shared voting power or investment power with respect to a security. We have been informed that all shares shown are held of record with sole voting and investment power, except as otherwise indicated.

		Amount and Nature		Aggregate
		of Beneficial	% of Class	Voting Power
Class of Stock	Name of Beneficial Owner(1)	Ownership	Owned (2)	(%)(3)
Class A Common Stock	NBC Universal, Inc.(4),(6)	541,426,667	89.03%	78.32%
	Citadel Investment Group, L.L.C.(5),(7)	674,030,903	99.04%	99.14%
	The Goldman Sachs Group, Inc.(8)	4,509,196	6.76%	3.01%

	Directors:
	Henry J. Brandon	74,333	*	*
	Raymond S. Rajewski	74,333	*	*
	R. Brandon Burgess(9)	4,000,000	5.94%	2.67%
	William A. Roskin	61,167	*	*
	Todd E. Gjervold	—	—	—

	Certain Executive Officers:
	Stephen P. Appel	—	—	—
	Richard Garcia	—	—	—
	Adam K. Weinstein	—	—	—
	Emma Cordoba	—	—	—
	All directors and executive officers as a group (9 persons)	4,135,500	6.20%	2.77%

Class B Common Stock	Citadel Investment Group, L.L.C.(7)	8,311,639	100%	55.45%

*	Less than 1%

(1)	Unless otherwise specified in the footnotes to this table, the address of each person in this table is c/o ION Media Networks, Inc., 601 Clearwater Park Road, West Palm Beach, Florida 33401-6233.

(2)	Computed in accordance with Rule 13d-3(d)(1). Assumes 66,746,520 shares outstanding of Class A Common Stock and 8,311,639 shares outstanding of Class B Common Stock (which are convertible into Class A Common Stock).

(3)	Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to 10 votes. The outstanding shares for purposes of calculating the aggregate voting power includes 66,746,520 shares of Class A Common Stock and 8,311,639 shares of Class B Common Stock (which are convertible into Class A Common Stock).

(4)	The address of NBCU is 30 Rockefeller Plaza, New York, New York 10112.

(5)	The address of Citadel Investment Group, L.L.C. is 131 Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

(6)	Based on the information in Amendment No. 13 to the Schedule 13D filed with the SEC on January 15, 2008 by the NBCU Entities, National Broadcasting Company Holding, Inc. and General Electric Company. Based on the information in Amendment No. 13 to the Schedule 13D, the number includes (i) 333,333,333 shares of Class A Common Stock issuable upon conversion of 25,000 shares of 11% Series B Preferred Stock held by NBC Palm Beach I; (ii) 124,504,836 shares of Class A Common Stock issuable upon conversion of 9,337.8627 shares of Series D Preferred Stock held by NBC Palm Beach I; (iii) 41,426,667 shares of Class A Common Stock issuable upon conversion of 3,107 shares of Series E-1 Preferred Stock held by NBC Palm Beach I; and (iv) 42,161,831 shares of Class A Common Stock issuable upon conversion of $31,621,373 aggregate principal amount of Series B Convertible Subordinated Notes held by NBCU.

(7)	Based on the information in Amendment No. 17 to the Schedule 13D filed with the SEC on January 10, 2008 (the “Schedule 13D”) as part of a group along with CIG Media, Citadel Limited Partnership, Citadel Investment Group, L.L.C. and Kenneth Griffin. According to the Schedule 13D, the number includes (i) 60,220,578 shares of Class A Common Stock beneficially owned by CIG Media; (ii) 8,311,639 shares of Class A Common Stock issuable to CIG Media upon conversion of the 8,311,639 shares of Class B Common Stock beneficially owned by CIG Media; (iii) 164,080,068 shares of Class A Common Stock that would be issued to CIG Media upon conversion of $123,060,051 aggregate principal amount of Series B Convertible Subordinated Notes beneficially owned by CIG Media; (iv) 100,000,000 shares of Class A Common Stock that would be issued to CIG Media upon exercise of a warrant; (v) 224,719,101 shares of Class A Common Stock that would be issued to CIG Media upon conversion of $200,000,000 stated liquidation preference of Series E-2 Convertible Preferred Stock beneficially owned by CIG Media; and (vi) 116,699,517 shares of Class A Common Stock that would be issued to CIG Media upon conversion of the $87,524,638 aggregate stated liquidation preference of Series C Convertible Preferred Stock that CIG Media is entitled to receive upon exchange of $87,524,638 aggregate stated liquidation preference of Series A-2 Non-Convertible Preferred Stock beneficially owned by CIG Media.

(8)	According to a Schedule 13G filed with the SEC on February 12, 2007, and dated as of December 31, 2006, the address of The Goldman Sachs Group, Inc. is 85 Broad Street, New York, New York 10004.

(9)	Consists of 4,000,000 vested restricted stock units representing the right to receive one share of our Class A Common Stock that are to be settled on the earlier of November 7, 2009 or Mr. Burgess’s termination of employment; does not include (i) 4,000,000 restricted stock units, each representing the contingent right to receive one share of our Class A Common Stock, vesting in two equal installments 36 and 48 months after the November 7, 2005 grant date, subject to termination and acceleration of vesting under specified circumstances and to Mr. Burgess’s continued employment with us; or (ii) 16,000,000 shares of our Class A Common Stock issuable upon the exercise of options that are not presently exercisable.

WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the Public Reference Room and its copy charges.
By Order of the Board of Directors

Adam K. Weinstein
Secretary
West Palm Beach, Florida
January      , 2008

Annex A
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ION MEDIA NETWORKS, INC.
(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)
     ION Media Networks, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
     FIRST: The Certificate of Incorporation of the Corporation is hereby amended by adding the following paragraphs at the end of Article Fourth:
     Upon the Certificate of Amendment of Certificate of Incorporation of the Corporation containing this paragraph becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), (i) each share of Class A Common issued and outstanding immediately prior to the Effective Time shall be automatically reclassified as and combined into 1/10,036,763 of a share (the “Reverse Stock Split Ratio”) of Class A Common and (ii) each share of Class B Common issued and outstanding immediately prior to the Effective Time, shall be automatically reclassified as and combined into a fractional number of fully paid and nonassessable shares of Class B Common at the Reverse Stock Split Ratio.
     Any stock certificate that, immediately prior to the Effective Time, represented shares of Class A Common or Class B Common will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of Class A Common or Class B Common, respectively, as equals the product obtained by multiplying the number of shares of Class A Common or Class B Common Stock, respectively, represented by such certificate immediately prior to the Effective Time by the Reverse Stock Split Ratio. No fractional shares of Class A Common shall be issued as a result of such reclassification and combination. In lieu of any fractional shares to which the holders of Class A Common would otherwise be entitled, the Corporation shall, upon proper surrender of any certificates formerly representing shares of Class A Common, pay cash determined by multiplying the number of shares represented by such certificate prior to the Reverse Stock Split by $1.46. Fractional shares of Class B Common as a result of the Reverse Stock Split shall remain outstanding, and certificates or scrip for such fractional shares of Class B Common shall be issued.
     Notwithstanding the foregoing, any shares of Class A Common held by the Corporation as treasury stock or held by any subsidiary of the Corporation shall be cancelled.

A-1

     SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, ION Media Networks, Inc. has caused this Certificate to be executed by its duly authorized officer, this            day of February, 2008.

ION MEDIA NETWORKS, INC.
By:	/s/
Name:
Office:

A-2